Exhibit 11


CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the reference to us under the headings "Financial Highlights" and "Reports" in the Prospectus, and under the heading "General Information - Auditors" and to the incorporation by reference of our report dated January 23, 1998 on the financial statements and financial highlights of the LKCM Small Cap Equity Fund and the LKCM Equity Fund for the periods presented and to the use of our report dated January 23, 1998 on the statements of assets and liabilities as of December 31, 1997 of the LKCM Balanced Fund, the LKCM Fixed Income Fund and the LKCM International Fund, in the Statement of Additional Information constituting part of this Post-Effective Amendment No. 8 to the LKCM Funds registration statement on Form N-1A.


Deloitte & Touche LLP
Milwaukee, Wisconsin
February 27, 1998